Exhibit 99.1
Worldwide Headquarters
400 Galleria Parkway
Suite 200
Atlanta, GA 30339
Tel:+1.678.589.3500
Fax: +1.678.589.3750
www.verso.com
Verso Announces Second Quarter 2007 Financial Results
Company Details Restructuring Initiatives
ATLANTA, GA — (August 13, 2007) — Verso Technologies, Inc. (NASDAQ: VRSO), a global provider of next generation network solutions, announced today its second quarter 2007 financial results. In addition, the company’s management has announced that over the past five weeks it has reviewed the company’s operations and has implemented a restructuring program. The company further announced that it has received a proposal from a large shareholder to provide the company with several million dollars of financing which would permit the company to pay all of the principal and accrued interest due during the next year on its outstanding convertible debt in cash. Historically, the company has made these payments through the issuance of the company’s common stock. Further, the company has received several other financing proposals. The company is considering all of these proposals and expects to make a further announcement regarding these proposals by the end of the month. All financing transactions under consideration are consistent with the company’s desire to increase financial flexibility, provide capital to meet obligations and execute on its business plan.
Free cash flow from continuing operations (which is defined as net cash used in or provided by continuing operations less capital expenditures) for the second quarter of 2007 was a negative $3.3 million. Loss from continuing operations for the second quarter of 2007 was $6.5 million, or $0.12 per share.
Total revenue for the second quarter of 2007 was $12.6 million, an increase of 50% compared to $8.4 million in the second quarter of 2006. Product revenue for the second quarter of 2007 was $8.8 million, up 69% compared to revenue of $5.2 million recorded in the second quarter of 2006. Services revenue was $3.8 million for the second quarter of 2007, compared to $3.2 million for the second quarter of 2006, an increase of 18.8%.
Gross profit for the second quarter of 2007 was $4.4 million compared to $3.3 million for the second quarter of 2006. Gross profit margin for the second quarter of 2007 was 35% compared to 40% for the second quarter of 2006. The change in gross profit margin was primarily due to product mix, higher concentration of hardware and services revenues rather than applications revenue and the impact of the lower gross margins from and Verso’s integrated access devices unit which typically carries lower margins. Gross margins of the integrated access devices and services businesses are generally lower than the margins experienced by the company’s other businesses. Margins were negatively impacted by the costs associated with the consolidation of all our production and procurement operations into our Huntsville, Alabama facility.
Operating expenses were $9.0 million, or 71% of revenue in the second quarter of 2007 as compared to $6.4 million, or 76% of revenue in the second quarter 2006. Operating expenses in the second quarter of 2007 included $159,000 of stock-based compensation and $389,000 in reorganization costs associated with the termination of a senior executive. Non-GAAP operating expense, which excludes stock-based compensation and reorganization expenses, was $8.5 million for the second quarter of 2007, or 67% of revenue. This compares to non-GAAP operating expenses of $6.3 million in the second quarter of 2006, or 75% of revenue.
Free cash flow from continuing operations for the second quarter of 2007 was negative $3.3 million compared to negative $4.0 million from continuing operations for the second quarter of 2006. The company had a loss from continuing operations of $6.5 million and $4.4 million for the second quarters of 2007 and 2006, respectively, or $0.12 and $0.13 per share, respectively.

As of June 30, 2007, the company had cash of $2.7 million including $685,000 of restricted cash, and total debt of $19.1 million, including $8.6 million of indebtedness under the company’s $14.0 million credit facility.
Any securities of the company which may be offered and sold in connection with the financing proposals under consideration by the company will not be registered under the Securities Act of 1933, as amended, and any such securities may not be offered and sold in the United States absent registration or an applicable exemption from the registration requirement of the Securities Act.
Financial Highlights
•	Revenue increased 50% for the second quarter of 2007 compared to the second quarter of 2006 due primarily to the impact of the Verso integrated access device business unit which was acquired in June, 2006.

•	Technology Group revenue for the second quarter 2007 increased 58% year over year.

•	Advanced Applications Services Group revenue for the second quarter 2007 increased by 12% year over year.

•	Free cash flow from continuing operations for the second quarter 2007 improved by 17% year over year.

•	The company’s restructuring effort is projected to reduce operating expense by up to $1 million per quarter.

•	The company completed its acquisition of iMarc from Zhone Technologies with a final payment of $565,000 including inventory acquired as per the agreement.

•	The company negotiated and received prepayment of $1.9 million from Citel, Plc. for the 2005 acquisition of MCK Communications from Verso.

•	The company obtained insurance for its foreign receivables which allowed for an increase in the company’s borrowing base with its primary lender.

•	At June 30, 2007 the company cash position was $2.7 million.
Management Changes
•	Steven A. Odom has replaced Montgomery Bannerman as Chief Executive Officer. Mr. Odom continues to serve as the chairman of the board, and now also serves as the chief executive officer of the company.

•	Mark Dunaway, formerly the chairman and chief executive officer of Composite Materials Technology and a board member of Verso since 2005, has been named president and chief operating officer of Verso and has resigned from Composite Materials Technology.

•	Yves Desmet, the company’s former senior vice president of worldwide sales, has been assigned to strategic customer opportunities. International sales management is the responsibility of Andrew Burns, vice president of sales for Europe, and Bob Carnagey, vice president of sales for North America, is now responsible for sales management in the America’s. Greg Kustudia, vice president of Strategic Accounts, continues to manage the company’s Global Accounts initiative.
Restructuring
•	The company announced a restructuring which includes the following actions:
°	Reduced headcount by over 10%.

°	Initiated aggressive inventory reduction program.

°	Centralized many key management functions into Atlanta, Georgia headquarters office.

°	Allocated financial resources to those businesses which deliver the greatest net contribution.

°	Realigned marketing department personnel.

°	Instituted procedures to increase gross margin.

°	Launched strategic customer strategy.

°	Reallocated human resources to optimize skill sets across all business units.

°	Rationalized production integration process and product roadmap

°	Realigned sales teams and sales management.

°	Instituted operating expense reduction initiatives at all levels and across all business units.

°	Implemented stricter expense control policies and procedures.

°	Created employee incentive program.
Major Customer Actions and Milestones
During the second quarter, and in recent months, the company announced the following major customer actions and milestones:
•	At least $10 million in revenue expected from government-related contract involvement through its relationships with the contractors and subcontractors of two telecommunications initiatives originating from the Department of Defense and the U.S. General Services Administration.

•	An agreement with Alvarion, the provider of the most widely deployed WiMAX system in the world. Alvarion has integrated Verso’s WiMAX voice over IP solution into its BreezeMax product suite which is currently deployed in over 30 countries and 150 operators.

•	A WiMAX deployment win with ONEMAX, an innovative WiMAX operator in Latin America.

•	A significant order from large Chinese telecommunications equipment company.
“Our business strategy going forward is two fold, short-term and long-term” said Steve Odom, chairman and chief executive officer. “In the short term, we have taken swift action and implemented the initiatives necessary to ensure that our core businesses are healthy, profitable and growing. In the long term, our strategy remains to deliver an end-to-end next generation communication solution to our customers worldwide. The restructuring we announced today has been designed to ensure that we are operating this company on a positive cash flow basis as soon as is practicable, using reasonable expectations for revenue. We expect sequential revenue growth for the rest of 2007, and we are focusing on margin improvement, not merely revenue growth. Our company is blessed with great customers, great products and services, and great employees. Our industry is experiencing strong, steady demand, and we are feeling that demand at our business units. In fact, for the first time in approximately ten quarters I can say that we believe that all of our business units should achieve top line and bottom line growth over the next 12 to 18 months. Each unit should contribute to net margin.”
About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.
Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe,” “expect,” “anticipate,” “intend,” “will,” and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q filed subsequent thereto. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.
Earnings Measurement Quality
The company provides supplemental information regarding its operational performance using certain non-GAAP financial measures including Free cash flow and non-GAAP operating expenses. Free cash flow from continuing operations (“free cash flow”) reflects the company’s net cash flow from continuing operations activities less capital expenditures. Non-GAAP operating expenses represent GAAP operating expenses excluding charges that are considered by management to be outside of the company’s core operating results and certain non-cash expenses related to stock-based compensation. The company uses free cash flow and non-GAAP operating expenses, among other measures, to evaluate its operating performance.
Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the company’s ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the company’s operating performance. The company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the company’s investors and analysts in its industry for purposes of valuation and comparing the operating performance of the company to other companies in its industry.
As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the company’s ability to fund its cash needs. As free cash flow deducts capital expenditures from net cash flow provided by continuing operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.
While non-GAAP financial measures are not an alternative to generally accepted accounting principles used in the United States (“GAAP”), the company’s management uses the non-GAAP financial measures to evaluate the company’s historical and prospective financial performance in the ordinary course of business. The company believes that providing to the company’s investors the non-GAAP financial measures, in addition to the most comparable GAAP presentation, allows the investors to better evaluate the company’s progress and its financial results over time and to compare the company’s results with the results of the company’s competitors.
Investor Contact
Scott Kimball
Vice President of Investor Relations
Verso Technologies, Inc.
678.589.3579
Scott.Kimball@verso.com
Marketing Contact
Robin Hanscom
Corporate Communications Manager
Verso Technologies Inc.
678.589.3576
Robin.Hanscom@verso.com
###

VERSO TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(in thousands, except share data)

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Products	$8,769	$5,156	$17,046	$8,753
Services	3,801	3,225	8,009	6,416

Total revenue	12,570	8,381	25,055	15,169

Cost of revenue:
Products:
Product costs	5,083	2,671	9,726	4,328
Amortization of intangibles	255	175	398	369

Total cost of products	5,338	2,846	10,124	4,697
Services	2,846	2,188	6,007	4,284

Total cost of revenue	8,184	5,034	16,131	8,981

Gross profit	4,386	3,347	8,924	6,188

Operating expenses
General & administrative	3,027	2,211	5,899	4,644
Sales and marketing	2,483	1,801	4,870	3,574
Research and development	2,421	1,994	4,501	3,773
Depreciation and amortization	711	402	1,362	866
Reorganization expense	389	—	389	—

Total operating expenses	9,031	6,408	17,021	12,857

Operating loss from continuing operations	(4,645)	(3,061)	(8,097)	(6,669)

Other income (loss)	(273)	(41)	(324)	(105)
Interest expense, net	(1,540)	(1,257)	(3,056)	(2,524)

Loss from continuing operations before income taxes	(6,458)	(4,359)	(11,477)	(9,298)
Income taxes	—	—	—	—

Loss from continuing operations	(6,458)	(4,359)	(11,477)	(9,298)

Loss from discontinued operations	—	—	—	—

Net loss	$(6,458)	$(4,359)	$(11,477)	$(9,298)

Net loss per common share- basic and diluted:
Loss from continuing operations	$(0.12)	$(0.13)	$(0.23)	$(0.29)
Loss from discontinued operations	—	—	—	—

Net loss per common share- basic and diluted	$(0.12)	$(0.13)	$(0.23)	$(0.29)

Weighted average shares outstanding — basic and diluted	54,782,828	33,591,796	50,570,558	31,772,906

SELECTED BALANCE SHEET DATA

	June 30, 2007	December 31, 2006
	(Unaudited)	(Audited)

Cash and cash equivalents	$2,041	$1,134
Restricted cash	685	1,041
Accounts receivable, net	10,488	10,058
Inventories	7,023	7,184
Total current assets	21,257	20,768
Total assets	39,939	36,849
Credit facility, current portion	5,819	3,945
Current portion of convertible debentures	4,219	3,375
Total current liabilities	25,120	21,536
Credit facility, net of current portion	2,813	3,938
Convertible debentures, net of current portion	3,372	4,700
Notes payable	2,930	2,862
Total debt	19,153	18,820
Total liabilities	35,097	34,170
Total shareholders’ equity	4,842	2,679

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited, in thousands)
Free cash flow from continuing operations (“free cash flow”) reflects the Company’s net cash flow from continuing operations activities less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors and analysts in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As free cash flow deducts capital expenditures from net cash flow provided by continuing operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.
The Company provides below a reconciliation of net cash used in continuing operations to free cash flow from continuing operations, the most directly comparable amount reported under GAAP. In addition, the Company has provided a reconciliation of GAAP operating expenses to non-GAAP operating expenses which excludes charges such as stock-based compensation and one-time items such as reorganizational costs.

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
Reconciliation of Net Cash used in Continuing Operations to Free Cash Flow from Continuing Operations:
Net cash used in continuing operating activities	(3,246)	(2,418)	(5,373)	(6,294)
Less: capital expenditures	(86)	(74)	(139)	(197)

Free Cash Flow from continuing operations	$(3,332)	$(2,492)	$(5,512)	$(6,491)

	For the three months ended,		For the six months ended,
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Operating Expenses:
GAAP operating expenses	$9,031	$6,408	$17,021	$12,857
Less: Stock-based compensation	159	104	649	159
Less: Reorganization costs	389	—	389	—

Non-GAAP operating expenses	$8,483	$6,304	$15,983	$12,698